EXHIBIT 5.1
Tel 713.758.2222 Fax 713.758.2346
October 12, 2006
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), PAA Finance Corp. (“PAA Finance” and collectively with the Partnership, the “Issuers”) and certain of the Partnership’s other subsidiaries with respect to with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Issuers under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Issuers (the “Exchange Offer”) of $250,000,000 aggregate principal amount of their 6.70% Senior Notes due 2036 (the “Initial Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Initial Notes and the Exchange Notes. The Initial Notes and the Exchange Notes are collectively referred to herein as the “Notes.” The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of September 25, 2002 and supplemented by the Sixth Supplemental Indenture dated May 12, 2006, and the Eighth Supplemental Indenture dated August 25, 2006, each among the Issuers, the Subsidiary Guarantors and Wachovia Bank, National Association, as Trustee (collectively, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
     Based on the foregoing, we are of the opinion that:
     (a) When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors remain valid and binding obligations of such subsidiaries, enforceable against the Issuers and each such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.
     (b) We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Initial Notes for Exchange Notes.
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the

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extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.